CONSENT OF INDEPENDENT AUDITORS



We consent to the use in the Registration Statement and related Prospectus of Generex Biotechnology Corporation (the "Company") of our report dated October 15, 1998, on the consolidated financial statements of the Company as of July 31, 1998 and for the year then ended, and our joint report with Mintz & Partners dated October 15, 1998, on the consolidated financial statements of the Company as of July 31, 1997 and for the year then ended, and for the period November 2, 1995 (date of inception) to July 31, 1996, which consolidated financial statements appear in the Registration Statement. We also consent to the references to us under the heading "Experts" in such prospectus.



New Brunswick, New Jersey                               WITHUM SMITH & BROWN
July 12, 1999